Exhibit 99.1

March 8, 2010 OTC:BB: SRRL

Elk Hills Petroleum Canada Ltd. to invest $3,000,000 to acquire 50% of Elk Hills Heavy Oil, LLC from Stellar Resource Ltd.

HENDERSON, Nevada, March 8, 2010, /PRNewswire-FirstCall/ - Stellar Resources, Ltd. (OTC Bulletin Board: SRRL), is pleased to announce that Elk Hills Petroleum Canada Ltd. (EHPC) has agreed to invest $3,000,000 to acquire a 50% interest in Elk Hills Heavy Oil, LLC (EHHO) currently a wholly owned subsidiary of the Company.

EHPC shall acquire a 50% interest in EHHO by investing US$3,000,000 upon the following terms and conditions:

(i)	$500,000 shall be paid to Stellar; and

(ii)	$2,500,000 shall be paid into the bank account of EHHO for the exploration and development of oil and gas on the leases held by EHHO and general business purposes of EHHO.

EHPC shall have conducted satisfactory legal, land title and geological due diligence on or before March 26, 2010.

EHPC shall make its $3,000,000 investment as follows:

(i)	A payment of $500,000 is due on or before March 27, 2010.

(ii)	A payment of $750,000 is due on or before April 5, 2010.

(iii)
A payment of $1,750,000 is due within thirty days after EHPC, has received a copy of a third party prepared report on drill cores obtained from the Elk Hills leases and the reservoir study conducted on the Elk Hills leases. The US$1,750,000 shall be paid into the bank account of EHHO.

Elk Hills Heavy Oil, LLC hold more than 20,000 acres of oil and gas leases in Carbon County, Montana.  The property is located with 30 miles of three oil refineries and has good road access.

Stellar Resources Ltd.

Ray Jefferd, President & CEO
1-702-547-4614

Safe Harbor for Forward-Looking Statements:
Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Stellar Resources Ltd. has little or no control.